Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

COX RADIO REPORTS RECORD SECOND QUARTER 2004 FINANCIAL RESULTS

— Operating Income up 7%; Net Income up 12%

ATLANTA, August 4, 2004 — Cox Radio, Inc. (NYSE: CXR) today reported financial results for the three-month and six-month periods ended June 30, 2004.

Financial highlights (in thousands, except per share data and percentages) are as follows:

	Three Months Ended June 30,			Six Months Ended June 30,
	2004	2003		2004	2003
Net revenues	$116,875	$115,246	1.4%	$209,966	$206,815	1.5%
Station operating expenses (1)	67,605	68,730	(1.6)%	126,680	128,160	(1.2)%
Station operating income (2)	49,270	46,516	5.9%	83,286	78,655	5.9%
Station operating income margin (3)	42.2%	40.4%	—	39.7%	38.0%	—
Operating income	$41,662	$39,081	6.6%	$68,155	$64,012	6.5%
Net income	20,244	18,068	12.0%	31,340	27,445	14.2%
Net income per common share – diluted	$0.20	$0.18	11.1%	$0.31	$0.27	14.8%
Free cash flow (4)	27,446	23,885	14.9%	42,673	36,544	16.8%

(1)	Station operating expenses consist of cost of services (exclusive of depreciation and amortization) and selling, general and administrative expenses.
(2)	Station operating income is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States (GAAP). Please see the attached table for a reconciliation to operating income, the most directly comparable GAAP financial measure.
(3)	Station operating income margin is station operating income as a percentage of net revenues.
(4)	Free cash flow is not a measure of performance calculated in accordance with GAAP. Please see the attached table for a reconciliation to net income, the most directly comparable GAAP financial measure.

Robert F. Neil, President and Chief Executive Officer, commented, “In a tough operating environment, we are pleased to report station operating income growth of 6%. We were also able to deliver strong bottom-line performance with EPS growth of 11% and free cash flow growth of 15%. While the ad environment remains inconsistent, I believe that this is a short-term phenomenon and that we are poised to take advantage of our growth potential when the environment improves.”

Operating Results – Second Quarter 2004

Net revenues for the second quarter of 2004 were $116.9 million, up 1% from the second quarter of 2003. Local revenues increased 2%, while national revenues decreased 3%, as compared to the second quarter of 2003. Our stations in Atlanta, Orlando, Tampa, Richmond, Southern Connecticut and Greenville-Spartanburg delivered solid growth during the second quarter of 2004, while our stations in Miami, Houston, San Antonio and Louisville were down for the quarter.

Station operating expenses decreased $1.1 million, or 2%, to $67.6 million compared to the second quarter of 2003, primarily as a result of a decrease in promotional spending, specifically in Miami and Honolulu, as well as reductions in music license fees and research costs.

Station operating income increased $2.8 million to $49.3 million, an increase of 6% from the second quarter of 2003, for the reasons discussed above. Station operating income margin increased to 42% from 40% in the second quarter of 2003.

Operating income for the second quarter of 2004 was $41.7 million, an increase of $2.6 million compared to the second quarter of 2003, for the reasons discussed above.

Interest expense during the second quarter of 2004 totaled $7.7 million, as compared to $8.9 million for the second quarter of 2003. This was as a result of lower overall outstanding debt, as well as a lower average borrowing rate due to the repayment at maturity in May 2003 of the $100.0 million principal amount of our 6.25% notes with the proceeds from our five-year revolving credit facility in the second quarter of 2003. The average rate on our credit facility was 1.8% during the second quarter of 2004, which was lower than the comparable rate during the second quarter of 2003 and, in turn, contributed to the overall decrease in interest expense.

Income tax expense increased approximately $1.6 million to $13.6 million in the second quarter of 2004 compared to $12.0 million in the second quarter of 2003, as a result of the increase in operating income and a decrease in interest expense, as discussed above. In connection with the conclusion of income tax audits for the years 1998 – 2001, Cox Radio expects to pay approximately $25 million related to certain radio station transactions completed during the audit period. Cox Radio has previously provided for the possibility of this outcome. As management expects to make this payment during the second half of 2004, Cox Radio has reclassified approximately $18 million of deferred tax liabilities, the amount not already classified as current, into income taxes payable resulting in a corresponding reclassification between deferred tax expense and current tax expense.

Net income increased $2.2 million to $20.2 million for the second quarter of 2004, for the reasons discussed above.

Capital expenditures for the second quarter of 2004 totaled $1.9 million.

Operating Results – First Six Months 2004

Net revenues for the first six months of 2004 were $210.0 million, up 2% from the first six months of 2003. Local revenues increased 1%, while national revenues decreased 1%, as compared to the first six months of 2003. Our stations in Atlanta, Orlando, Tampa, Richmond, Southern Connecticut and Greenville-Spartanburg delivered solid growth during the first six months of 2004, while our stations in Miami, Houston, San Antonio and Louisville were down for the period.

Station operating expenses decreased $1.5 million, or 1%, to $126.7 million compared to the first six months of 2003 primarily as a result of additional expenses incurred during the first six months of 2003 related to competitive situations in Atlanta, Miami and Birmingham and the related reformat of WFOX-FM in Atlanta. In addition, during the first six months of 2004 there were decreases in promotional spending, specifically in Miami and Honolulu, as well as reductions in music license fees and research costs.

Station operating income increased $4.6 million to $83.3 million, an increase of 6% from the first six months of 2003, for the reasons discussed above. Station operating income margin increased to 40% from 38% in the first six months of 2003.

Operating income for the first six months of 2004 was $68.2 million, an increase of $4.1 million compared to the first six months of 2003, for the reasons discussed above.

Interest expense during the first six months of 2004 totaled $15.6 million, as compared to $18.1 million for the first six months of 2003. This was as a result of lower overall outstanding debt, as well as a lower average borrowing rate due to the repayment at maturity in May 2003 of the $100.0 million principal amount of our 6.25% notes with the proceeds from our five-year revolving credit facility in the second quarter of 2003. The average rate on our credit facility was 1.8% during the first six months of 2004, which was lower than the comparable rate during the first six months of 2003 and, in turn, contributed to the overall decrease in interest expense.

Income tax expense increased approximately $2.8 million to $21.0 million in the first six months of 2004 compared to $18.3 million in the first six months of 2003, as a result of the increase in operating income and a decrease in interest expense, as discussed above. As discussed above, in the second quarter 2004, Cox Radio reclassified approximately $18 million of deferred tax liabilities into income taxes payable resulting in a corresponding reclassification between deferred tax expense and current tax expense.

Net income increased $3.9 million to $31.3 million for the first six months of 2004, for the reasons discussed above.

Capital expenditures for the first six months of 2004 totaled $4.0 million.

For the three-month and six-month periods ended June 30, 2004, no pro forma or same station results have been provided, as those results would approximate actual results.

As of June 30, 2004, we had consolidated debt of $506.7 million and generated $155.9 million of adjusted EBITDA during the twelve months ended June 30, 2004. As a result, our ratio of consolidated debt to adjusted EBITDA was 3.3x at June 30, 2004. Please see the attached table for (1) a reconciliation of consolidated debt, a non-GAAP financial measure, to balance sheet debt, the most directly comparable GAAP financial measure, and (2) a reconciliation of adjusted EBITDA, a non-GAAP financial measure, to operating income, the most directly comparable GAAP financial measure.

Business Outlook

Robert F. Neil continued, “Business remains erratic as we begin the second half of 2004; however, the fundamentals of the business are intact. While July was a challenging month, August is pacing positive and September looks considerably stronger. At this stage, we remain cautious in our guidance. We expect both third quarter and full year revenue growth to be in the low single digits.”

Cox Radio is the third largest radio company in the United States based on revenues. Cox Radio owns, operates or provides sales and marketing services for 78 stations (67 FM and 11 AM) clustered in 18 markets, including major markets such as Atlanta, Houston, Miami, Orlando, San Antonio and Tampa. Cox Radio shares are traded on the New York Stock Exchange under the symbol: CXR.

Cox Radio will host a teleconference to discuss its results today at 11:00 a.m. Eastern Time. To access the teleconference, please dial 973-935-8513 ten minutes prior to the start time. The teleconference will also be available via live web cast on the Investor Relations portion of the Company’s website, located at www.coxradio.com. If you cannot listen to the teleconference at its scheduled time, there will be a replay available through Wednesday, August 11, 2004, which can be accessed by dialing 877-519-4471 (U.S.) or 973-341-3080 (Int’l), pass code 4974356. The web cast will also be archived on Cox Radio’s website for one month.

Forward-Looking Statements

Statements in this release, including statements relating to any earnings or revenue projections, are “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which are statements that relate to Cox Radio’s future plans, earnings, objectives, expectations, performance, and similar projections, as well as any facts or assumptions underlying these statements or projections. Actual results may differ materially from the results expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors. These factors include competition within the radio broadcasting industry, advertising demand in our markets, the possibility that advertisers may cancel or postpone schedules in response to political events, competition for audience share, our success in executing and integrating acquisitions, our ability to generate sufficient cash flow to meet our debt service obligations and finance operations, our ability to execute our Internet strategy effectively, and other risk factors described from time to time in Cox Radio’s filings with the Securities and Exchange Commission including Cox Radio’s Annual Report on Form 10-K for the year ended December 31, 2003. Cox Radio assumes no responsibility to update the forward-looking statements contained in this release as a result of new information, future events or otherwise.

(See Attached Financial Tables)

Contact:
Analysts and Investors	Analysts, Investors, Press or Media
Neil Johnston	John Buckley
Vice President & Chief Financial Officer	Brainerd Communicators, Inc.
Cox Radio, Inc.	212-986-6667
678-645-4310	buckley@braincomm.com

COX RADIO, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Net revenues:
Local	$84,252	$83,020	$151,097	$149,959
National	25,155	26,010	44,957	45,268
Other	7,468	6,216	13,912	11,588

Total revenues	116,875	115,246	209,966	206,815

Operating expenses:
Cost of services (exclusive of depreciation and amortization shown separately below)	24,993	25,434	46,710	46,654
Selling, general and administrative	42,612	43,296	79,970	81,506
Corporate general and administrative	4,634	4,400	9,179	8,635
Depreciation	2,892	2,977	5,852	5,921
Amortization	13	29	31	59
Other operating expenses, net	69	29	69	28

Operating income	41,662	39,081	68,155	64,012

Other income (expense):
Interest income	1	1	2	2
Interest expense	(7,710)	(8,877)	(15,601)	(18,053)
Other - net	(88)	(115)	(188)	(239)

Income before income taxes	33,865	30,090	52,368	45,722

Current income tax expense	25,733	6,143	29,992	9,487
Deferred income tax (benefit) expense	(12,112)	5,879	(8,964)	8,790

Total income tax expense	13,621	12,022	21,028	18,277

Net income	$20,244	$18,068	$31,340	$27,445

Basic net income per share
Net income per common share	$0.20	$0.18	$0.31	$0.27

Diluted net income per share
Net income per common share	$0.20	$0.18	$0.31	$0.27

Weighted average basic common shares outstanding	100,544	100,217	100,537	100,208

Weighted average diluted common shares outstanding	100,708	100,622	100,744	100,598

Use of Non-GAAP Financial Measures

Cox Radio utilizes certain financial measures that are not calculated in accordance with GAAP to assess its financial performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of income or statement of cash flows; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented. The non-GAAP financial measures used in this release are station operating income (previously broadcast cash flow), station operating income margin, free cash flow, adjusted EBITDA and consolidated debt.

•	Station operating income is operating income excluding depreciation, amortization and corporate general and administrative expenses.

•	Station operating income margin is station operating income as a percentage of net revenues calculated in accordance with GAAP.

•	Free cash flow is net income plus deferred income tax expense, other expense, depreciation and amortization, minus capital expenditures and excluding non-recurring items.

•	Adjusted EBITDA is operating income excluding other operating expenses, net, depreciation and amortization.

•	Consolidated debt is the sum of notes payable, amounts due to/from Cox Enterprises and an off-balance sheet liability, which is a guarantee of third-party indebtedness.

Cox Radio’s management believes that station operating income, station operating income margin and free cash flow provide useful data to evaluate Cox Radio’s overall financial condition and operating results and the means to evaluate our radio stations’ performance and operations. Management also believes that these measures are useful to an investor in evaluating our performance because they are commonly used financial analysis tools for measuring and comparing media companies. In addition, management uses these measures to evaluate individual radio station and market-level performance, as well as our overall operations. Management uses adjusted EBITDA and consolidated debt to monitor compliance with certain financial covenants in Cox Radio’s credit agreement and as a gauge of Cox Radio’s ability to service long-term debt and other fixed obligations and to fund continued growth with internally generated funds. Station operating income, free cash flow and adjusted EBITDA should not be considered as alternatives to operating income or net income as indicators of Cox Radio’s financial performance. Free cash flow and Adjusted EBITDA should not be considered as alternatives to net cash provided by operating activities as a measure of liquidity. Each of these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

The following table reconciles operating income, from Cox Radio’s financial statements presented in accordance with GAAP, to station operating income, a non-GAAP financial measure.

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
	(Unaudited)
	(In thousands)
Operating income	$41,662	$39,081	$68,155	$64,012
Adjustments:
Other operating expenses, net	69	29	69	28
Amortization	13	29	31	59
Depreciation	2,892	2,977	5,852	5,921
Corporate general and administrative	4,634	4,400	9,179	8,635

Station operating income	$49,270	$46,516	$83,286	$78,655

The following table reconciles net income, from Cox Radio’s financial statements presented in accordance with GAAP, to free cash flow, a non-GAAP financial measure.

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
	(Unaudited)
	(In thousands)
Net income	$20,244	$18,068	$31,340	$27,445
Adjustments:
Deferred income tax (benefit) expense	(12,112)	5,879	(8,964)	8,790
Other	88	115	188	239
Other operating expenses, net	69	29	69	28
Amortization	13	29	31	59
Depreciation	2,892	2,977	5,852	5,921
Capital expenditures	(1,875)	(3,212)	(3,970)	(5,938)
Non-recurring item:
Deferred tax adjustment related to anticipated conclusion of income tax audits	18,127	—	18,127	—

Free cash flow	$27,446	$23,885	$42,673	$36,544

The following table reconciles operating income for the twelve months ended June 30, 2004, from Cox Radio’s financial statements presented in accordance with GAAP, to adjusted EBITDA, a non-GAAP financial measure.

Twelve Months Ended June 30, 2004
(Unaudited)
(In thousands)
Operating income	$143,235
Adjustments:
Other operating expenses, net	929
Amortization	89
Depreciation	11,645

Adjusted EBITDA	$155,898

The following table reconciles balance sheet debt, from Cox Radio’s financial statements presented in accordance with GAAP, to consolidated debt, a non-GAAP financial measure.

As of
June 30, 2004
(Unaudited)
(In thousands)
Balance sheet debt:
Due to Cox Enterprises	$5,268
(b) Notes payable	494,810

Off-balance sheet guarantee:
Guarantee of Honolulu Broadcasting, Inc. loan.	6,564

Consolidated debt	$506,642